FOR IMMEDIATE RELEASE

                                      Contact:  John Kessler
                                                Mitek Systems, Inc.
                                                10070 Carroll Canyon Road
                                                San Diego, CA  92131
                                                Tel:  (619) 635-5900
                                                Fax:  (619) 635-5908
                                                Web:  http://www.miteksys.com


                     MITEK SYSTEMS, INC. EXPANDS ITS MARKETS
                 WITH THE ADDITION OF TECHNOLOGY SOLUTIONS, INC.


SAN DIEGO, CA - JUNE 5, 1997 - Mitek Systems, Inc. (NASDAQ:MITK) announced today that it has completed the acquisition of substantially all of the assets of privately-held Technology Solutions, Inc. (TSI), a Chantilly, Virginia- based software applications and solutions provider who has been in the imaging business for four years. With the addition of TSI, Mitek will strengthen its position in the imaging market.

TSI has two major products in form and fax processing markets. In addition, TSI has a line of low to mid volume remittance processing solutions. TSI has installed these solutions at a number of Fortune 500 customer sites. "Through this acquisition, Mitek is positioning itself to provide end-to-end image-based business solutions to the end user and the large systems integrator", said John Kessler, President and CEO of Mitek. "This merger will create a link between the end user community and the technology provider which will result in a technology that is more responsive to business customer requirements", said Steve Chahal and Tony Cristofano, the co-owners of TSI.

Mitek Systems, Inc. is a worldwide leader of neural imaging technology with headquarters at 10070 Carroll Canyon Road, San Diego, CA 92131. Mitek's products incorporate proprietary neural networks software technology for the recognition and conversion of hand printed and machine generated characters into digital data. The company's products are installed in some of the largest companies and government organizations in the world.

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